Exhibit 99.2
Capital Trust Management Conference Call
May 11, 2011
10:00 am ET

Operator:	Hello and welcome to the Capital Trust First Quarter 2011 Results Conference Call. Before we begin, please be advised that the forward looking statements contained on this conference call are subject to certain risks and uncertainties including but not limited to the continued credit performance of the company’s loan and CMBS investments, its asset liability mix, the effectiveness of the company’s hedging strategy, the rate of repayment of the company’s portfolio assets and the impact of these events on the company’s cash flow as well as other risks indicated from time to time in the company’s form 10-K and form 10-Q filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward looking statements that become untrue because of subsequent events or circumstances. There will be a Q&A session following the conclusion of this presentation. At that time I will provide instructions for submitting a question to management. I will now turn the call over to Stephen Plavin, CEO of Capital Trust.

Stephen Plavin:	Thank you. Good morning everyone. Thank you for joining us and for your interest in Capital Trust.

With me are Geoff Jervis, our Chief Financial Officer and Tom Ruffing our Chief Credit Officer and Head of Asset Management.

Last night, we filed our 10Q and announced our results for the first quarter which was highlighted by the comprehensive restructuring of all of our legacy recourse liabilities in a transaction that closed March 31. Geoff will take you through the key points of the restructure and the quarterly results and also introduce our Adjusted Balance Sheet and Operating Results. I will focus my remarks on post-restructure CT and the commercial mortgage market.

Completing the debt restructure was a necessary step in the evolution of Capital Trust. Our financial condition is greatly improved. We have isolated the downside risk associated with our peak of the market balance sheet assets while maintaining management control and a significant ownership interest. By having established the necessary time to work and collect our legacy assets in an improving market, we will maximize the recovery for all Legacy REIT stakeholders as well as the CT shareholders.

In fact, we have already paid down over $100MM of Legacy REIT debt from underlying loan repayments since quarter-end. Although there is still great volatility within the Legacy REIT portfolio, we do expect to achieve additional paydowns over the next 12 months as we work the assets and progress toward the beginning of the equity realization, which is still likely a few years out.

Post restructure, CT maintains full economic and management control of CT Investment Management Co, or CTIMCO, our wholly-owned management subsidiary. CTIMCO manages its public company parent, the newly-formed legacy asset REIT, four CT sponsored private equity funds, five CDO’s, and loan workouts and restructurings as a CMBS special servicer. We have maintained all of the capabilities of our platform and are now very well positioned to continue our capital raising, lending, investing and asset management activities.

We see great opportunity in commercial mortgage finance. The floating rate market, an historic area of strength for CT, is still dislocated and highly inefficient; the commercial banks, CMBS originators and CMBS investors have not returned to the floating rate market which is now significantly funded by private bridge lenders with a high cost of capital. The steep yield curve helps this market from a demand perspective while LIBOR provides a hedge to interest rates likely to rise over time.

The need for mezzanine financing to fill the proceeds gap on recapitalizations will continue to expand as the peak of the market 5-year loans mature. There will also be more distressed opportunities for our special servicer and opportunistic fund.

We have been active in the low LTV mezzanine space through our High Grade funds, providing efficient financing junior to investment grade loans being securitized. We see continuing investment opportunity in this segment, particularly as the CMBS market expands to better handle large financing requests.

While the specific opportunities in commercial mortgage finance will evolve and change over time, we believe that the scale of the opportunity is great and emerging now, and that our platform is very well positioned to exploit these opportunities.

With our recapitalization now more than a month behind us, we are evaluating all of our options regarding how, to best position CT for the future. We expect to significantly advance this process over the next quarter, so stay tuned. And with that, I will turn it over to Geoff.

Geoffrey Jervis:	Thank you Steve and good morning everyone.

As Steve mentioned, last night we reported our earnings for the first quarter and filed our Form 10Q. Net income for the period was $254.6 million or

$11.35 per share, driven by $250.0 million of gains on the extinguishment of debt (primarily associated with our March 31st restructuring).

Total assets on the balance sheet at quarter end stood at $3.9 billion, down $230 million from year end as the portfolio continued to experience repayments. Total liabilities were $4.0 billion and shareholders’ equity was negative $111 million. On a per share basis, based upon 22.8 million shares outstanding, book value per share was negative $4.88.

As these GAAP numbers show, we continue to be plagued by the distortions of GAAP required consolidation regimes. This quarter, as we promised on the last earnings call, we began reporting an adjusted income statement and balance sheet. We believe that these adjusted statements allow investors to better understand the economic condition of the Company. These financials can be found in the earnings press release we filed last night and also in the MD&A section of our Form 10Q. The adjustments to our GAAP financials are three: first, we eliminate the consolidation of securitization vehicles under FAS 167, showing only our net investment in such vehicles and, since all of the liabilities in these vehicles are non-recourse, we only record a net investment to the extent that it has a positive value. Second, we eliminate the assets and liabilities on our GAAP financials associated with assets that we sold, but where the sales did not meet GAAP criteria for sale accounting, and remain consolidated on our financials...we refer to these as participations sold. Finally, the third adjustment is that we divide the resulting financial statements into those for CT Legacy REIT and those specific to Capital Trust, Inc.

On this basis, adjusted earnings for Capital Trust for the first quarter was $179.3 million, or $7.99 per share, driven primarily by $174.8 million of gains recognized on the extinguishment of debt associated with our March 31st restructuring. Excluding these gains, adjusted earnings was $4.4 million or $0.20 per share for the first quarter. Other components of adjusted net income include a $7.9 million recovery of previous provisions for loan loss, $4.9 million of net interest income on the legacy loan and securities portfolio, and $2.1 million of investment management and servicing fees, all offset by $8.7 million of general and administrative expenses (a number that includes one-time expenses related to the March 31st restructuring), and $1.7 million of securities impairments. It is important to note that, going forward, Capital Trust’s adjusted earnings will not include the Legacy Assets that we contributed to CT Legacy REIT (or the attendant liabilities) and, therefore, earnings will be isolated to the assets that CT owns post restructuring (mainly the investment management business that we operate through CT Investment Management Co, or CTIMCO). Had the restructuring closed on December 31st, CT’s adjusted earnings would have been basically breakeven.

Before we discuss the adjusted balance sheet for CT, I want to spend a moment discussing the economic aspects of CT post restructuring. Today, we no longer have any recourse debt obligations and have unencumbered ownership of 100% of: (i) our CTIMCO investment management platform, (ii) our co-investment in CT Opportunity Partners I, (iii) our residual ownership interests in CT CDOs I, II, and IV, and (iv) our net operating loss carryforwards. Furthermore, we have a 52% equity interest in CT Legacy REIT. Our economic interest in CT Legacy REIT, however, is subject to (i) our secured notes, (ii) management incentive awards that provide for the participation in the recovery of CT Legacy REIT, and (iii) the subordinate class B common stock of CT Legacy REIT owned by our former junior subordinate noteholders. In addition to our interest in the common stock of CT Legacy REIT, we also own 100% of CT Legacy REIT’s class A preferred stock. The class A preferred stock initially entitles us to cumulative preferred dividends of $7.5 million per annum (expected to be paid currently), which dividends will be reduced in 2013 as the CT Legacy REIT portfolio assets repay or are sold.

Looking at the adjusted balance sheet, this economic picture translates into $110.9 million of assets as of March 31st. Assets included: cash of $27.8 million, our $10.1 million co-investment in CT Opportunity Partners I, (a $25.0 million commitment, of which $14.9 million remains unfunded), and our equity interest in the CT Legacy REIT portfolio of $70.7 million on an adjusted basis.

Adjusted liabilities at CT were $13.5 million as of March 31st — with none of the liabilities being recourse to CT. Liabilities included: $7.8 million of non-recourse secured notes that are collateralized by 93.5% of our common equity interests in CT Legacy REIT. The secured notes bear interest at a fixed rate of 8.2%, which may be deferred until maturity. Any prepayment of the notes will incur a prepayment penalty, resulting in an ultimate payment amount of $11.7 million.

Adjusted shareholders’ equity was $97.4 million at quarter end and, based on 22.8 million shares outstanding, adjusted book value was $4.28 per share...on a fully diluted basis, inclusive of the warrants we issued to the former repurchase agreement lenders in March of 2009, CT has 24.8 million shares outstanding and fully diluted book value per share was $3.93.

Moving over to CT Legacy REIT:

As we discussed on our last call, in connection with our March 2011 restructuring, we transferred substantially all of our directly held interest earning assets to CT Legacy REIT. The transferred assets included: (i) all of the loans and securities which serve as collateral for the legacy repurchase obligations, except for certain subordinate interests in CT CDOs I and II, (ii) our subordinate interests in CT CDO III, and (iii) 100% of our previously unencumbered loans and securities.

CT Legacy REIT is owned 52% by us, 24% by an affiliate of the mezzanine loan lender, and 24% by our former lenders under our senior credit facility. In addition, the former holders of our junior subordinated notes received a subordinate class of common stock of CT Legacy REIT that entitles them to 25% of CT’s cash flow from its common shares in CT Legacy REIT after a gross $50 million recovery to CT Legacy REIT’s common shareholders.

At March 31st, CT Legacy REIT’s portfolio included 27 loans with a principal balance of $642.9 million, adjusted book balance of $495.4 million, and fair value of $427.2 million as well as 14 securities with a principal balance of $144.4 million, adjusted book balance of $30.0 million, and fair value (excluding CDO residual interests) of $3.5 million. At quarter-end, our legacy portfolio included total impairments of $146.8 million against seven loans, and $111.6 million against nine securities, on an adjusted basis.

CT Legacy REIT’s liabilities include $304.8 million of repurchase obligations with three counterparties at a weighted-average cash cost of LIBOR + 2.38% and an $83.0 million mezzanine loan. The mezzanine loan has a 15% fixed rate, of which 8.0% must be paid current, and 7.0% may be deferred.

Adjusted shareholders’ equity at CT Legacy REIT was $160.2 million at quarter end. As mentioned earlier, CT’s interest in CT Legacy REIT, recorded on an adjusted basis, is $70.7 million, reflecting our 52% ownership interest net of the class B dilution.

Given the timing of the restructuring, occurring on the last day of the first quarter, the adjusted income statement does not provide a meaningful picture of CT Legacy REIT’s operations. As we mentioned in the past, our goal is to manage CT Legacy REIT in order to maximize the recovery to its shareholders, being mindful of the timeframe in which we realize that value. From an operational standpoint, cash flow will be directed to pay operating expenses, debt service, the preferred A dividend and to amortize the repurchase obligations and the mezzanine loan. Only after the repayment of all of CT Legacy REIT’s obligations, will dividends begin to be paid to the common shareholders.

Turning to our investment management business:

All of our investment management activities are conducted through CTIMCO, our wholly-owned, investment management subsidiary. CTIMCO currently manages in excess of $5 billion of assets including the assets of its public company parent, CT Legacy REIT, five CDOs, three private equity funds and one separate account. In addition, CTIMCO is an approved special servicer by all three rating agencies.

CTIMCO currently has two active investment vehicles: CT Opportunity Partners I, which has $540 million of total equity commitments, $322 million of which remains available to be invested...and...CT High Grade Partners II, which has $667 million of total equity commitments, $160 million of which remains available to be invested.

Revenues from third party investment management fees totaled $2.5 million in the first quarter of 2011 on a gross basis, of which inter-company fees of $657,000 were eliminated in consolidation.

As Steve mentioned, as we look forward, we see a very attractive commercial real estate lending environment with favorable supply/demand and competitive dynamics. Management and the board are currently assessing the best manner in which Capital Trust and its CTIMCO platform can address that opportunity.

And with that, I will turn it back to Steve.

Stephen Plavin:	Thank you, Geoff. Josh, you can open the call to questions.

Operator:	Thank you. At this time if you would like to ask a question you may press * then 1 on your phone. Again to ask a question, it is *1. We’ll pause for a moment for any questions to populate the queue. At this time there are no questions, but one more reminder. If you would like to ask a question, please press * then 1. Our first question comes from the site of Chris Mittleman from Mittleman Brothers. Please go ahead. Your line is open.

Chris Mittleman:	Hi, guys. I was wondering — you said the opportunities for taking advantage of the environment exists at the CTIMCO level, but in terms of your own balance sheet, are you considering maybe doing a rights offering to raise some capital to take advantage on your own balance sheet directly maybe to put the NOL to a little bit of better use?

Stephen Plavin:	We are certainly evaluating all means of raising capital. Historically, we’ve raised capital both publically and privately. We’re definitely considering, from a balance sheet standpoint, how best to raise capital and certainly a rights offering is one of the structures that we’re giving serious thought to.

Chris Mittleman:	Okay. Great. Thank you.

Operator:	There are no further questions, but one final reminder. If you would like to ask a question, please press * then 1. We still have no questions, so at this point I would like to turn it back over to Mr. Plavin for his further remarks.

Stephen Plavin:	Thank you everyone for joining us. We look forward to reporting to you next quarter.
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